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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Registration Statement on Form S-3 of our report dated March 22, 2006, relating to the consolidated financial statements of GFI Group Inc., appearing in the Prospectus, which is part of this Registration Statement; to the incorporation by reference of our reports dated March 22, 2006, related to the consolidated financial statements and financial statement schedule of GFI Group Inc., appearing in the Annual Report on Form 10-K of GFI Group Inc. for the year ended December 31, 2005; and to the reference to us under the headings "Selected Consolidated Financial Information" and "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York
April 18, 2006

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM